                                                                    EXHIBIT 10.2

                                               =================================
                                                         CONFIDENTIAL
                                                      TREATMENT REQUESTED
                                               =================================

================================================================================



                               SUPPLY AGREEMENT



                                BY AND BETWEEN



                         TARGETED GENETICS CORPORATION



                                      AND



                           GENETICS INSTITUTE, INC.






                            DATED NOVEMBER 9, 2000


================================================================================

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

                                TABLE OF CONTENTS
                                -----------------

                                                                                      Page
                                                                                      ----
ARTICLE 1 DEFINITIONS.................................................................   1

ARTICLE 2 PRODUCT SUPPLY..............................................................   7

   2.1 Clinical Supply................................................................   7
   2.2 Commercial Supply..............................................................   8
   2.3 Invoices.......................................................................  11
   2.4 Order and Invoice Non-Conformance..............................................  11
   2.5 Non-Payment of Invoices........................................................  12
   2.6 Insurance......................................................................  12
   2.7 Records........................................................................  12
   2.8 Product Warranty...............................................................  12

ARTICLE 3 PRODUCT MANUFACTURE.........................................................  13

   3.1 Establishment of Supply Source; Technical Agreement............................  13
   3.2 Covenant to Provide Priority for Clinical Supplies and Commercial Purchase
       Orders.........................................................................  13
   3.3 GI's Obligation to Provide Funding for Establishment by TGC of Expanded
       Production Capacity............................................................  14
   3.4 GI's Ability to Require TGC to Subcontract the Manufacture of Excess Demand....  14
   3.5 GI's Ability to Require TGC to Subcontract the Manufacture of All Amounts......  14
   3.6 Provisions Applicable With Contract Manufacturer Supplier......................  15

ARTICLE 4 QUALITY CONTROL.............................................................  15

   4.1 Product Specifications Amendments..............................................  15
   4.2 Product Non-Conformance........................................................  16
   4.3 Manufacturing Process Events...................................................  17
   4.4 Inspection.....................................................................  17
   4.5 Safety Procedures..............................................................  17
   4.6 Government Inspection..........................................................  17

ARTICLE 5 ADVERSE EVENTS; RECALL......................................................  17

   5.1 Adverse Experience Reporting...................................................  17
   5.2 Notification and Recall........................................................  17
   5.3 Recall Expense.................................................................  18

ARTICLE 6 OTHER AGREEMENTS; REIMBURSEMENT; PAYMENTS...................................  18

   6.1 TGC and GI IP Agreements.......................................................  18
   6.2 Reimbursement for Construction of Expanded Facilities..........................  19
   6.3 Reports and Payments...........................................................  19
   6.4 Taxes and Withholding..........................................................  19
   6.5 Currency.......................................................................  19
   6.6 Payments; Late Payments........................................................  20

ARTICLE 7 RECORDS AND AUDIT RIGHTS....................................................  20

   7.1 GI Records and TGC Audit Rights................................................  20
   7.2 TGC Records and GI Audit Rights................................................  21

ARTICLE 8 GOVERNING LAW; DISPUTE RESOLUTION...........................................  21

   8.1 Governing Law..................................................................  21
   8.2 Dispute Resolution.............................................................  21

ARTICLE 9 REPRESENTATIONS, WARRANTIES and covenants...................................  22

   9.1 Representations and Warranties of the Parties Concerning Corporate
       Authorizations.................................................................  22
   9.2 Representations, Warranties and Covenants of TGC Concerning Manufacture and
       Supply.........................................................................  22
   9.3 Representations and Warranties Specific to TGC IP Agreements...................  24
   9.4 Covenants Regarding TGC IP Agreements..........................................  24
   9.5 Disclaimer.....................................................................  25

ARTICLE 10 CONFIDENTIALITY............................................................  25

   10.1 Confidentiality; Exceptions...................................................  25
   10.2 Authorized Disclosure.........................................................  26
   10.3 Return of Confidential Information............................................  26
   10.4 Publications and Announcements................................................  27

ARTICLE 11 TERM AND TERMINATION.......................................................  27

   11.1 Term..........................................................................  27
   11.2 Termination at Will...........................................................  28
   11.3 Termination for Cause.........................................................  28
   11.4 Termination for Insolvency....................................................  28
   11.5 Accrued Rights................................................................  29
   11.6 Survival......................................................................  29

ARTICLE 12 INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY........................  29

   12.1 Indemnification by GI.........................................................  29
   12.2 Indemnification by TGC........................................................  30
   12.3 Indemnification Procedure.....................................................  30
   12.4 Insurance.....................................................................  31
   12.5 Limitation of Liability; Remedies Cumulative..................................  32

ARTICLE 13 MISCELLANEOUS..............................................................  32

   13.1 Assignment....................................................................  32
   13.2 Force Majeure.................................................................  33
   13.3 Further Actions...............................................................  33
   13.4 Governmental Approvals; Compliance with Law...................................  33
   13.5 Public Announcement...........................................................  33
   13.6 Notices.......................................................................  33
   13.7 Waiver........................................................................  34
   13.8 Disclaimer of Agency..........................................................  35

   13.9 Severability..................................................................  35
   13.10 Entire Agreement.............................................................  35
   13.11 Counterparts.................................................................  36

                        List of Schedules and Exhibits

     Schedule 1.45       Specifications

     Schedule 9.2.4      Third Party Rights

     Schedule 9.2.5      Third Party Rights

     Schedule 9.2.6      Third Party Rights



     Exhibit A           Manufacturing Cost

     Exhibit B           Transfer Price of Agreement Product

     Exhibit C           Form of [*] Note

________________
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

                               SUPPLY AGREEMENT

     THIS SUPPLY AGREEMENT (the "Supply Agreement") is made effective as of the 9th day of November 2000 (the "Effective Date") by and between Targeted Genetics Corporation, a corporation organized under the laws of the State of Washington, having offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101, ("TGC") and Genetics Institute, Inc., having offices at 87 CambridgePark Drive, Cambridge, Massachusetts 02140, ("GI"). TGC and GI are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                   Recitals

     1. Concurrently herewith, the Parties have entered into a certain Product Development Agreement, pursuant to which the Parties will collaborate to develop one or more gene therapy products for the treatment of Hemophilia A and, under certain circumstances, one or more gene therapy products for the treatment of Hemophilia B, on terms and conditions set forth more fully therein.

     2. GI wishes to purchase all of its requirements for clinical and commercial supply of such gene therapy products from TGC on an exclusive basis, and TGC wishes to manufacture, supply and sell to GI all of its requirements for such products on an exclusive basis, under the terms and conditions set forth herein.

          In consideration of the promises and of the mutual covenants and obligations set forth herein, the Parties agree as set out below.

                                   ARTICLE 1
                                  DEFINITIONS

          The following capitalized terms shall have the following meanings when used in this Supply Agreement. Unless otherwise expressly provided, section references are to sections of this Supply Agreement.

     1.1  "Additional Technology" shall have the meaning set forth in Section
2.5 of the PDA.

     1.2  "Additional Technology Cost" shall have the meaning set forth in
Section 2.5 of the PDA.

     1.3 "Affiliate" means any individual, corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of "Affiliate," the term "control" means the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise; provided, however, that the term
                                               --------  -------
"Affiliate" shall not include
subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing body, but is restricted from electing such majority by contract or otherwise until the time such restrictions are no longer in effect.

     1.4 "Agreement Product" means any Protein A Agreement Product and, if the Protein B Option is exercised pursuant to the terms and conditions set forth in
Section 4.7 of the PDA, any Protein B Agreement Product.

     1.5 "Applicable Laws" means all laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Government Authority and are in force as of the Effective Date or come into force during the term of this Supply Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Supply Agreement. For purposes of this Supply Agreement, GLP and GMP shall be deemed to be within the term "Applicable Laws."

     1.6 "Approval Application" means any application necessary and appropriate to obtain a Regulatory Approval, together with all required documents, data and information concerning Agreement Product which is the subject of such application.

     1.7  "Commercial Forecast" shall have the meaning set forth in Section
2.2.5.

     1.8 "Contract Manufacturer" means any Person contracted by TGC to provide manufacturing-related products or services which constitute or are material to any Agreement Product, or any component or ingredient therein, or which result in any work product or other information that TGC or GI would include or might reasonably be expected to include in any document or report, including, without limitation, an Approval Application, submitted to a Government Authority or be subject to review by a Government Authority including, without limitation, the FDA. Without limiting the foregoing, the term "Contract Manufacturer" shall include any Person, other than an Outside Contractor, contracted by TGC whose acts or omissions in connection with its assumption of any obligation of TGC under this Supply Agreement or the PDA would be imputed to, and would therefore be considered, the acts or omissions of TGC pursuant to FFDCA or by a Government Authority, including, without limitation, the FDA.

     1.9  "Commercial Purchase Order" shall have the meaning set forth in
Section 2.2.6.

     1.10 "Control" means, with respect to intellectual property, that the Party named as having Control owns such intellectual property, or otherwise possesses the ability to grant a license or sublicense under such intellectual property without violating the terms of any agreement or other arrangement with a Third Party.

     1.11 "Development Period" means the term of the Development Plan.

     1.12 "Development Plan" shall have the meaning set forth in Section 2.1 of the PDA.

     1.13 "Development Work" shall have the meaning set forth in Section 2.1 of the PDA.

     1.14 "Effective Date" shall have the meaning set forth in the first paragraph of this Supply Agreement.

     1.15 "FDA" means the United States Food and Drug Administration, and any successor thereto.

     1.16 "FFDCA" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C.ss. 321 et seq., as amended from time to time.

     1.17 "First Commercial Quarter" shall have the meaning set forth in Section 2.2.5.

     1.18 "First Commercial Sale" means the first sale of an Agreement Product by GI, its Affiliates or its Sublicensees for use or consumption of such Agreement Product in a country where Regulatory Approval of such Agreement Product has been obtained by GI, its Affiliates or its Sublicensees. Sale of an Agreement Product by GI to an Affiliate of GI or a Sublicensee of GI shall not constitute a First Commercial Sale unless such Affiliate or such Sublicensee is the end user of the Agreement Product; provided, however, that in no event shall
                                       --------  -------
any sales for premarketing, testing or sampling be deemed a First Commercial
Sale.

     1.19 "GI Patent Rights" means (i) the United States patent applications and patents listed on Schedule 1.17 of the PDA; (ii) all divisional, continuation, continuation-in-part or substitute applications which claim priority from any of the patent applications within (i) above; (iii) all United States patents which may issue on any of the patent applications within (i) or (ii) above; (iv) any extensions, re-examinations, or reissues of United States patents within (i) or
(iii) above; and (v) all foreign patent applications and patents corresponding to any of the patent applications or patents within (i), (ii), (iii) or (iv) above.

     1.20 "GLP" means current good laboratory practices equivalent to those applicable in the United States and Europe and in effect from time to time during the term of this Supply Agreement.

     1.21 "GMP" means current good manufacturing practices equivalent to those applicable in the United States and Europe and in effect from time to time during the term of this Supply Agreement.

     1.22 "Government Authority" means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

     1.23 "Improvement" means any improvement in or modification to an existing Agreement Product developed or in development under the Development Plan, except to the extent that such improvement or modification results in a molecular sequence that is different from the molecular sequence of such Agreement Product. The term "Improvement" shall not include any New Product.

     1.24 "Joint Invention" means any invention, development, or discovery made or created during the course of performance of the Development Work jointly by
(i) employees or agents of TGC or any of its Affiliates, and (ii) employees or agents of GI or any of its Affiliates.

     1.25 "Joint Patents" means (i) all patent applications that claim Joint Inventions and that are filed by or on behalf of TGC and/or GI or an Affiliate of either pursuant to Section 6.4 of the PDA; (ii) all patent applications that claim Improvements with respect to a Joint Invention; (iii) all divisional, continuation, continuation-in-part or substitute applications which claim priority from any of the patent applications within (i) or (ii) above; and (iv) all patents which may issue on any of the patent applications within (i), (ii) or (iii) above, and all extensions, reexaminations or re-issues of any of such patents.

     1.26 "Know-How" means information, data and proprietary rights of any type whatsoever (other than the Patent Rights) in any tangible or intangible form whatsoever relevant to the development, manufacture and commercialization of an Agreement Product, including, without limitation, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, results of studies, technical drawings and related copyrights, and other similar information.

     1.27 "Licensed Know-How" means Know-How Controlled by TGC at any time during the term of the PDA.

     1.28 "Licensed Patent Rights" means (i) the United States patent applications and patents listed on Schedule 1.28A of the PDA and, except as otherwise provided therein, all other United States patent applications and patents Controlled by TGC at any time during the term of the PDA relating to the subject matter therein, including, without limitation, patent applications and patents with respect to Improvements and New Products; (ii) all divisional, continuation, continuation-in-part or substitute applications which claim priority from any of the patent applications within (i) above; (iii) all United States patents which may issue on any of the patent applications within (i) or
(ii) above; (iv) all extensions, re-examinations, or reissues of United States patents within (i) or (iii) above; and (v) all foreign patent applications and patents corresponding to any of the patent applications or patents within (i),
(ii), (iii) or (iv) above, including, without limitation, the patents and patent applications listed on Schedule 1.28B of the PDA. Notwithstanding anything to the contrary, "Licensed Patent Rights" shall not include any patent application or patent subject to, or under which TGC received any right or license pursuant to, a Third Party Agreement.

     1.29 "Manufacturing Cost" means, with respect to any Agreement Product, the sum of the costs set forth in Exhibit A hereto, determined in accordance with United States generally accepted accounting principles, consistently applied.

     1.30 "New Product" means any product with potential utility in the treatment of [*] or, in the event that GI exercises the Protein B Option, [*] through use of a System to deliver a gene or other genetic material to cause the production of a protein (including, without limitation, any improvement in or modification to an existing Agreement Product) with a molecular sequence that is different from the molecular sequence of an existing Agreement Product. For the purposes of example, a product which results from a modification of the sequence of the promoter, or the gene or the vector of an existing Agreement Product shall be a New Product. The term "New Product" shall not include any Improvement.

____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

     1.31 "Outside Contractor" means any Person other than a Contract Manufacturer contracted by TGC or GI to provide products or services, including, without limitation, regulatory services, which are material to the performance of its responsibilities under the Development Plan or which result in any work product or other information that TGC or GI would include or might reasonably be expected to include in any document or report, including, without limitation, an Approval Application, submitted to a Government Authority or be subject to review by a Government Authority, including, without limitation, the FDA. Without limiting the foregoing, the term "Outside Contractor" shall include any Person, other than a Contract Manufacturer, contracted by TGC or GI whose acts or omissions in connection with its assumption of any obligation of TGC or GI under this Supply Agreement, would be imputed to, and would therefore be considered the acts or omissions of TGC or GI pursuant to FFDCA or by a Government Authority, including, without limitation, the FDA.

     1.32 "Patent Rights" means all rights in, to or under any patent application or patent within the Joint Patents, the Licensed Patent Rights or the GI Patent Rights.

     1.33 "PDA" means the certain Product Development Agreement, effective as of the Effective Date, by and between TGC and GI.

     1.34 "Person" means any person or legal entity.

     1.35 "Protein A" means [*].

     1.36 "Protein A Agreement Product" means any product, whether in bulk or finished pharmaceutical form, for treatment of [*] through use of a System to deliver (ex vivo or in vivo) a Protein A Gene for the purpose of production of Protein A.

     1.37 "Protein A Gene" means [*].

     1.38 "Protein B" means [*].

     1.39 "Protein B Agreement Product" means any product, whether in bulk or finished pharmaceutical form, for treatment of [*] through use of a System to deliver (ex vivo or in vivo) an Protein B Gene for the purpose of production of Protein B.

     1.40 "Protein B Gene" means [*].

     1.41 "Protein B Option" means the option granted by TGC to GI pursuant to
Section 4.6 of the PDA.

     1.42 "Reasonable Commercial Efforts" means, with respect to the efforts to be expended by any Person with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Person would normally use to accomplish a similar objective under similar circumstances. With respect to any objective relating to the commercialization of

____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission an Agreement Product by any Person, "Reasonable Commercial Efforts" means efforts and resources normally used by such Person with respect to a product owned by such Person or to which such Person has similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the Agreement Product and other relevant commercial factors.

     1.43 "Regulatory Approval" means, with respect to a nation or, where applicable, a multinational jurisdiction, (i) any approvals, licenses, registrations or authorizations necessary for the manufacture, marketing and sale of an Agreement Product in such nation or such jurisdiction, and (ii) where relevant, pricing approvals necessary to obtain reimbursement from a Government Authority with respect to such an Agreement Product. For the sake of clarity, except as otherwise expressly provided, "Regulatory Approval" shall not be achieved for an Agreement Product in a nation or, where applicable, a multinational jurisdiction until any applicable approvals relating to pricing and reimbursement from a Government Authority have been obtained in such nation or such jurisdiction.

     1.44 "Responsible Executive" shall have the meaning set forth in Section
8.2.

     1.45 "Specifications" means the specifications for an Agreement Product, consistent with the stage of development of such Agreement Product, set forth in
Schedule 1.45 as adopted by the Steering Committee pursuant to Section 2.1 of the PDA and as may be amended from time to time by written agreement between the Parties.

     1.46 "Steering Committee" shall have the meaning set forth in Section 2.1 of the PDA.

     1.47 "Sublicensee" means an authorized or permitted sublicensee of a Party.

     1.48 "System" means any system or method which uses [*] to deliver a gene or other genetic material.

     1.49 "Technical Agreement" shall have the meaning set forth in Section 3.1.

     1.50 "TGC IP Agreements" means the Third Party Agreements and any other current or future agreement under which TGC obtains, or which otherwise affects, any Licensed Patent Right, any Licensed Know How, or any right required with respect to the System as a component of Agreement Products.

     1.51 "Third Party" means any Person other than TGC or GI or their respective Affiliates.

_________________

*Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

     1.52 "Third Party Agreement(s)" means the agreements listed on Schedule
1.60 of the PDA, as in effect on the Effective Date.

     1.53 "Transfer Price" shall have the meaning set forth in Section 2.2.3.

                                   ARTICLE 2
                                PRODUCT SUPPLY

     2.1  Clinical Supply.

          2.1.1 TGC shall supply to GI, and GI shall purchase from TGC, GI's total requirements of Agreement Products for use in the clinical trials to be conducted by GI pursuant to the Development Plan.

          2.1.2 Except as otherwise provided in Section 3.4 or 3.5 below, TGC or a Contract Manufacturer reasonably acceptable to GI shall manufacture all Agreement Products to be supplied by TGC to GI under this Section 2.1. As used in this Section 2.1 and in Section 2.2, "Contract Manufacturer reasonably acceptable to GI" means a Contract Manufacturer proposed by TGC which (i) satisfies all requirements of this Supply Agreement and the PDA, (ii) has been reasonably determined by TGC to be capable of manufacturing the Agreement Product to be manufactured by such Contract Manufacturer on a basis consistent with or superior to TGC's own internal performance standards, and (iii) is not unacceptable to GI on either or both of the following grounds: (a) the proposed Contract Manufacturer is a competitor of GI or any of GI's Affiliates or (b) GI or any of its Affiliates has reasonable grounds to believe that the proposed Contract Manufacturer has had regulatory, quality or performance problems in the past that would impair such Contract Manufacturer's ability to perform its obligations under agreement with TGC.

          2.1.3 The price to be paid to TGC by GI for any Agreement Product supplied by TGC to GI under this Section 2.1 shall equal [*].

          2.1.4 GI shall provide regular forecasts and clinical orders of the amounts of each Agreement Product it will require each year during the Development Period to conduct and complete clinical trials pursuant to the Development Plan. Such forecasts and clinical orders shall include the amount of each Agreement Product expected to be required by GI to conduct clinical trials and the delivery date(s) for each such Agreement Product. If necessary, GI shall deliver revised forecasts and clinical orders to TGC sufficiently in advance of the first date on which a new or revised quantity of Agreement Product is required so as to enable TGC to satisfy its obligations under this Section 2.1. The Steering Committee shall establish procedures concerning the form and timing of such forecasts, clinical orders and delivery dates; provided, however, under
                                                       --------  -------
no circumstances shall TGC be obligated to provide any Agreement Product less than [*] months (if supplied in bulk form) and [*] months (if supplied in finished pharmaceutical

_____________

*Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission form) after receiving a new or revised order for such Agreement Product from GI, unless otherwise agreed to by the Parties.

          2.1.5 TGC shall supply Agreement Products to GI pursuant to the forecasts, clinical orders and delivery dates provided in Section 2.1.4. In the event that GI, at any time within six (6) months before a scheduled delivery date determines that the quantity of any Agreement Product corresponding to a particular clinical order is not adequate to satisfy its requirements, GI shall promptly notify TGC and provide a revised clinical order. TGC shall use Reasonable Commercial Efforts to provide the additional amount of such Agreement Product in excess of the amount initially ordered by GI; provided, however, TGC
                                                         --------  -------
shall have no obligation to provide such additional amount to GI on the originally requested delivery date. In the event that GI cancels an order for Agreement Product, or any portion thereof, at any time prior to TGC's manufacture and supply of such Agreement Product to GI, GI shall have no obligation to pay for such Agreement Product; provided, however, GI shall
                                              --------  -------
reimburse TGC for any portion of the Manufacturing Cost actually incurred by TGC prior to such cancellation in connection with such order. TGC shall provide prompt written notice to GI in the event of any anticipated delays in the scheduled delivery date of any Agreement Product and shall cooperate with GI to reschedule delivery at the earliest possible date so as to minimize the impact on the conduct and completion of clinical trials pursuant to the Development Plan.

          2.1.6 Delivery by TGC of all Agreement Products to GI under this
Section 2.1 shall be made CIP (Incoterms 1990) at TGC's facility in Seattle, Washington, or such other TGC facility in the United States selected by TGC.

          2.1.7 It is understood that each Party may, for convenience, use its own standard pre-printed forms of invoice, purchase order, acknowledgement or acceptance in the performance of its obligations hereunder; provided that any terms, conditions or provisions in such pre-printed forms which are inconsistent with or which modify or supplement this Supply Agreement or the PDA shall be null and void.

          2.1.8 The Parties currently anticipate that TGC will generally supply any Agreement Product to be supplied by TGC to GI for use in clinical trials in bulk form, for repackaging by GI in appropriate dosage and delivery form. However, TGC, upon request by GI or as provided in the Development Plan, shall supply some or all of any Agreement Product to be supplied to GI under this
Section 2.1 in appropriate dosage and delivery form for use in the clinical trials contemplated by the Development Plan, all pursuant and subject to the provisions of this Section 2.1. The additional Manufacturing Costs incurred to provide any such Agreement Product in such finished form shall be included in the Manufacturing Cost of such Agreement Product as provided in Section 2.1.3 above.

     2.2  Commercial Supply.

          2.2.1 TGC shall supply to GI, and GI shall purchase from TGC, GI's total requirements of Agreement Products for commercial use. TGC shall supply Agreement Products exclusively to GI and, except as expressly provided in this Supply Agreement or the PDA, shall not use itself for any purpose (other than the purposes of this Supply Agreement or the PDA) or supply to any Person other than GI, and GI shall not obtain from any Person other than TGC (i) any Protein A Agreement Product or (ii) if the Protein B Option is exercised, any Protein B Agreement Product.

          2.2.2 Except as otherwise provided in Section 3.4 or 3.5 below, TGC or a Contract Manufacturer reasonably acceptable to GI shall manufacture all Agreement Products to be supplied by TGC to GI under this Section 2.2.

          2.2.3 The price to be paid to TGC by GI for any Agreement Product supplied by TGC to GI under this Section 2.2 (the "Transfer Price") shall be determined as set forth in Exhibit B.

          2.2.4 GI shall provide regular forecasts of and delivery schedules for the amounts of Agreement Products it will require for commercial sale. Within thirty (30) days after January 1 of each calendar year during the term of this Supply Agreement, GI shall provide a non-binding forecast of the amount of each Agreement Product it anticipates requiring for commercial sale over the subsequent five (5) year period (each, a "Long Range Forecast"). Each Long Range forecast shall constitute a non-binding estimate and shall be used for planning purposes only.

          2.2.5 [*] months prior to the first calendar quarter in which delivery of any Agreement Product for commercial sale is anticipated to occur (the "First Commercial Quarter"), and no later than the first day of each calendar quarter thereafter during the term of this Supply Agreement, GI shall submit to TGC a forecast of the amounts of Agreement Products required for commercial sale for each of the subsequent [*] calendar quarters (each, a "Commercial Forecast"). [*] From time to time after the Effective Date, the Parties shall consider whether, in light of market demand, manufacturing capacity, inventory levels and other pertinent factors, to revise the schedule for delivery of Commercial Forecasts and, if appropriate, negotiate in good faith to revise such schedule. Each succeeding Commercial Forecast shall supersede and replace any and all prior Commercial Forecasts, provided that [*]. By way of example, [*]. By way of further example, [*]. If any Commercial Forecast reduces the quantity of Agreement Products forecast for any calendar quarter to an amount less than the amount of Agreement Products included in a firm order for such quarter in a previous Commercial Forecast, TGC shall consult with GI in a good faith effort to reach a commercially reasonable solution acceptable to both Parties, but neither party shall have any obligation to enter into any such agreement.

          2.2.6 GI shall submit to TGC a firm purchase order for the purchase of Agreement Products for delivery in a specified calendar quarter at least [*] calendar quarters in advance of such calendar quarter ("Commercial Purchase Order"). Each Commercial Purchase Order shall specify the amount of specific Agreement Products ordered for delivery in a specified calendar quarter and the requested delivery date(s) for such Agreement Products in such calendar quarter. The amounts of Agreement Products ordered in a Commercial Order shall be no less than the amounts established as firm and binding for the appropriate calendar quarter by the applicable Commercial Forecasts. The delivery date(s) for Agreement Products specified in

____________________
*Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission each Commercial Purchase Order shall be no less than [*] days prior to the first specified delivery date for the Agreement Product in such Commercial Purchase Order.

          2.2.7 TGC shall be deemed to have accepted on receipt each Commercial Purchase Order for any Agreement Product; provided, however, that TGC may reject
                                          --------  -------
the portion of any Commercial Purchase Order that provides for the delivery in any calendar quarter of an amount of Agreement Product which exceeds the firm and binding amount of such product to be delivered in such calendar quarter as established by the applicable Commercial Forecast for such calendar quarter by more than [*] (the "Excess Order"), by written notice to GI within ten (10) business days of receipt of the Commercial Purchase Order. At GI's request following any such rejection by TGC of an Excess Order, TGC shall use Reasonable Commercial Efforts to fill such Excess Order; provided, however, that TGC's
                                              --------  -------
failure to fill such Excess Order shall not be deemed a breach of TGC's obligations under this Supply Agreement. Each Commercial Purchase Order accepted by TGC shall not thereafter be cancelable by either Party. TGC shall use best efforts to meet the delivery date specified in a Commercial Purchase Order accepted by TGC. TGC shall provide prompt written notice to GI in the event of any anticipated delays in the scheduled delivery date and shall cooperate with GI to reschedule delivery at the earliest possible date so as to minimize the impact on GI. Subject only to the provisions of Section 13.2, TGC shall under all circumstances deliver the amount of the specific Agreement Product subject to an accepted Commercial Purchase Order (which shall not include any Excess Order rejected by TGC pursuant to the provisons above), meeting the applicable Specifications for such Agreement Product, no later than thirty (30) days after the delivery date specified in the Commercial Purchase Order, unless otherwise agreed to by the Parties.

          2.2.8 TGC shall promptly notify GI in writing if TGC believes, or has reason to believe, there is a likelihood that TGC will lack the capacity to meet GI's requirements for any Agreement Product set forth in GI's Commercial Forecasts.

          2.2.9  Delivery by TGC of all Agreement Products to GI under this
Section 2.2 shall be made CIP (Incoterms 1990) at TGC's facility in Seattle, Washington, or such other TGC facility in the United States selected by TGC. Each shipment shall be accompanied by a certificate of analysis for all Agreement Products included in such shipment. TGC shall maintain samples of Agreement Products shipped by TGC to GI so as to enable the parties to determine if any problems may have occurred following delivery of the Agreement Products to the shipper.

          2.2.10 It is understood that each Party may, for convenience, use its own standard pre-printed forms of invoice, purchase order, acknowledgement or acceptance in the performance of its obligations hereunder; provided that any terms, conditions or provisions in such pre-printed forms which are inconsistent with or which modify or supplement this Supply Agreement or the PDA shall be null and void.

____________________

*Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

            2.2.11 Unless otherwise provided in the Specifications for any Agreement Product, the Agreement Products to be supplied by TGC to GI for commercial sale or use under this Section 2.2 shall be supplied in bulk form, for further manufacture and/or repackaging by GI in appropriate dosage and delivery form.

     2.3 Invoices. TGC shall promptly invoice GI for all shipments of each Agreement Product supplied pursuant to Section 2.1 or Section 2.2. Invoices shall be accompanied by a copy of the certificate of analysis for the Agreement Product subject to such invoice. GI shall pay to TGC, in the manner provided in
Section 6.6 below, (i) [*] percent ([*]%) of the amount invoiced within thirty
(30) days following GI's receipt of TGC's invoice therefor, and (ii) [*] percent ([*]%) of the amount invoiced within ninety (90) days following GI's receipt of TGC's invoice therefor. Notwithstanding the above, in the event that GI disputes the amount, or any portion thereof, of any invoice submitted to it by TGC, GI shall promptly notify TGC of the amount in dispute and the nature of the disagreement. The Parties shall promptly attempt to resolve such disagreement in good faith in the manner provided in Section 2.4 below, and GI shall make payments with respect to disputed invoices as provided in such section.

     2.4  Order and Invoice Non-Conformance.

            2.4.1 In the event GI disputes the quantity of an Agreement Product in any shipment of any Agreement Product supplied to GI pursuant to
Section 2.1 or Section 2.2, GI shall provide notice to TGC within fifteen (15) days after receipt of such shipment. In the case of any non-conformity which results from delivery of less than the ordered quantity of Agreement Product, TGC shall use its best efforts to deliver promptly the undelivered portion of the ordered quantity of such Agreement Product to GI. In such case, GI shall pay for the quantity actually received in accordance with the provisions of Section
2.3. In the case of any non-conformity which results from delivery of more than the ordered quantity of any Agreement Product, GI may elect to (i) return to TGC, at TGC's expense, any Agreement Product in excess of the quantity of such Agreement Product ordered, or (ii) accept any Agreement Product in excess of the quantity ordered as an offset against any future order(s) of such Agreement Product, in which case GI shall pay for the quantity actually received and accepted in accordance with the provisions of Section 2.3. In the event of any non-conformity under this Section 2.4.1, GI shall have no obligation to pay TGC for any quantity of Agreement Product greater than the quantity of Agreement Product actually received and accepted.

            2.4.2 In the event that GI disputes any invoice due to the price at which any quantity of any Agreement Product is invoiced as a result of the Parties being unable to reach agreement with respect to the calculation of Manufacturing Cost or Transfer Price, the Parties shall resolve the dispute in accordance with the dispute resolution procedures set forth in Article 8. Pending resolution of such dispute, GI shall pay the undisputed amount of such invoice in accordance with the provisions of Section 2.3 but shall not be obligated to pay the disputed portion of such invoice. Upon resolution of any such dispute in favor of TGC, GI shall pay the unpaid invoice amount properly due within ten (10) business days of such resolution, or

__________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission on the payment date called for by such invoice, whichever is later, together with, if applicable, interest on such amount from the date payment would otherwise have been due in accordance with Section 6.6.

            2.4.3 In the event that GI disputes any invoice due to non-conformance of any Agreement Product supplied by TGC with the Specifications for such Agreement Product, such dispute shall be resolved in accordance with
Section 4.2. Pending resolution of such dispute, GI shall pay the undisputed amount of such invoice in accordance with Section 2.3 but shall not be obligated to pay the dispute portion of such invoice. Upon resolution of any such dispute in favor of TGC, GI shall pay the unpaid invoice amount properly due within ten
(10) business days of such resolution, or on the payment date called for by such invoice, whichever is later, together with, if applicable, interest on such amount from the date payment would otherwise have been due in accordance with
Section 6.6.

     2.5 Non-Payment of Invoices. If GI fails to pay any undisputed amounts when due pursuant to the provisions of Sections 2.3 and 2.4 above, TGC shall be entitled to charge GI interest on any such undisputed amounts in accordance with
Section 6.6. At TGC's sole option and in TGC's sole discretion, if the aggregate amount of undisputed payments due to TGC under this Supply Agreement and the PDA is more than thirty (30) days past due and totals more than $[*], TGC, after ten
(10) business days prior written notice to GI, shall have the right to suspend delivery of any and all Agreement Products until GI has paid such aggregate amount of undisputed past due amounts to TGC.

     2.6 Insurance. TGC shall use Reasonable Commercial Efforts to procure and maintain throughout the term of this Supply Agreement property insurance (in which GI shall be named as an additional insured), with such types and amounts of coverage as are customary in the industry, covering all Agreement Products intended for supply to GI pursuant to this Supply Agreement. All such insurance policies shall require at least thirty (30) days prior written notice to GI concerning cancellation thereof. Upon request, TGC shall provide GI with evidence that such insurance is in effect.

     2.7 Records. TGC shall maintain, and shall cause its Affiliates, Contract Manufacturers, Outside Contractors and other agents to maintain, all records necessary to comply with all Applicable Laws relating to the manufacture, filling, packaging, testing, storage and shipment of Agreement Products. All such records shall be maintained for such period as may be required by Applicable Laws; provided, however, that all records relating to the
                 -----------------
manufacture, stability and quality control of Agreement Products shall be retained until the Parties agree to dispose of such records.


     2.8 Product Warranty. TGC represents and warrants that, at the time of delivery of any Agreement Product to GI, such Agreement Product (i) will have been manufactured, filled, packaged, stored and shipped in accordance with the Specifications for such Agreement Product in the form (bulk or finished) in which it is to be delivered to GI, applicable Regulatory Approvals and all Applicable Laws, (ii) will not be adulterated or misbranded under the FFDCA,

___________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission or under any other Applicable Laws, (iii) may be introduced into interstate commerce consistent with the intended use for such Agreement Product pursuant to the FFDCA, and (iv) will have expiration dating as agreed upon by the Parties. TGC further represents and warrants that it shall obtain and maintain, and use Reasonable Commercial Efforts to cause its Affiliates, Contract Manufacturers and Outside Contractors to obtain and maintain, all necessary licenses, permits or approvals required by Applicable Laws in connection with the manufacture, filling, package, testing, storage, and shipment of each such Agreement Product, including, without limitation, permits related to manufacturing facilities.

                                   ARTICLE 3
                              PRODUCT MANUFACTURE

     3.1 Establishment of Supply Source; Technical Agreement. TGC and GI intend that TGC will manufacture each Agreement Product to be supplied by TGC to GI under Section 2.1 and Section 2.2 at TGC's facilities within the greater metropolitan area of Seattle, Washington, or through Contract Manufacturers in accordance with the terms and conditions of this Supply Agreement. Prior to the TGC supplying any Agreement Products to GI under Section 2.1 for Phase III clinical trials, TGC and GI shall enter into a mutually acceptable Technical Agreement, consistent with the terms of this Supply Agreement, ("Technical Agreement") providing greater detail for the arrangements governing the manufacture of Agreement Products. Such Technical Agreement will provide for GI to have at least one individual resident in the manufacturing facilities utilized to manufacture Agreement Products during all manufacture of Agreement Products, provided that any such arrangement (i) shall maintain all proprietary informatio of TGC in strict confidence, and (ii) shall not be in conflict with any agreement by TGC with a Third Party relating to any product to be manufactured for such Third Party in such manufacturing facilities. The Technical Agreement will also provide for full compliance by GI, TGC and all Contract Manufacturers with industry guidance for manufacturing arrangements and will allocate responsibility as between TGC and GI for production steps, testing, records/documentation, deviation investigation and reporting and lot disposition. Appropriate access to TGC's documentation will be provided to GI. The Technical Agreement will also cover compliance matters, such as cGMP, reporting, notifications, stability programs, liaison with regulatory authorities, facility certification for Phase III clinical trials and commercial production. The Technical Agreement will also memorialize the Specifications as developed under the PDA and will cover such matters as starting materials, cGMP, change control, sampling and analysis (including the form or forms of certificate of analysis to be provided), documentation and reference samples, and master record and protocol approvals.

     3.2 Covenant to Provide Priority for Clinical Supplies and Commercial Purchase Orders. TGC hereby covenants that, during the term of this Supply Agreement, production of Agreement Products ordered by GI hereunder shall not be assigned a priority less than, in the case Agreement Products covered by an accepted order under Section 2.1.4, production of any other products manufactured covered by an accepted order for clinical supply, or, in the case of Agreement Products covered by an accepted Commercial Purchase Order under
Section 2.2.7, products covered by an accepted order for commercial supply, in production facilities either (i) owned by TGC or (ii) then used by TGC, or available to TGC on commercially reasonable terms and conditions, through a Contract Manufacturer.

     3.3 GI's Obligation to Provide Funding for Establishment by TGC of Expanded Production Capacity. In the event that the aggregate amount of all Agreement Products forecast for supply in any [*] consecutive calendar quarters under any Commercial Forecast exceeds the Agreement Product production capacity for the manufacture of such Agreement Products (utilizing both TGC's internal production capacity and the production capacity reasonably afforded by Contract Manufacturers) during the periods covered by such Commercial Forecasts, as determined by TGC in its reasonable discretion, GI shall provide funding, on the basis of and subject to the limitations set forth in Section 6.2, to TGC in an amount (the "Expansion Financing Amount") sufficient to allow TGC to add the expanded production facilities (the "Expanded Facilities") necessary to provide for the manufacture of such excess amount of Agreement Products. TGC hereby covenants that it shall use Reasonable Commercial Efforts to construct and mak the Expanded Facilities available for production of Agreement Products as soon as practicable after receiving such funding. TGC shall be responsible for providing the funding required in order to add such Expanded Facilities beyond the maximum amount specified for the Expansion Financing Amount in Section 6.2. To the extent that the Expansion Financing Amount is sufficient without additional funds from other Persons to construct a facility dedicated for manufacture of Agreement Products, TGC shall afford priority to the manufacture of such Agreement Products under this Supply Agreement in such facility over the manufacture of other products in such facility.

     3.4 GI's Ability to Require TGC to Subcontract the Manufacture of Excess Demand. In the event that (i) the Parties reasonably determine that the demand for any Agreement Product is projected to exceed (as evidenced by the Commercial Forecasts provided by GI to TGC) or (ii) such demand actually exceeds (as evidenced by firm Commercial Purchase Orders provided by GI to TGC) TGC's capacity to supply GI with such Agreement Product, utilizing TGC's internal capacity and the production capacity afforded by Contract Manufacturers, and taking into account any increased capacity provided by the Expanded Facilities, GI shall have the right to require TGC to employ a Contract Manufacturer, selected by GI and reasonably acceptable to TGC, for the manufacture of such Agreement Product. GI shall exercise this right by (i) specifying to TGC the amount of any such excess demand for such Agreement Product and the quarterly period(s) in which such excess demand is expected to occur or has occurred and
(ii) notifying TGC of the amounts of such excess demand for such Agreement Product which the Contract Manufacturer shall manufacture and supply to TGC.

     3.5 GI's Ability to Require TGC to Subcontract the Manufacture of All Amounts.

            3.5.1 If TGC is unable to manufacture or supply substantially all of any Agreement Product required to be supplied to GI under the terms of this Supply Agreement for any reason whatsoever including, for example, and without limitation, an injunction against such manufacture at TGC's facilities issued by a Government Authority, GI shall have the right to require TGC to employ a Contract Manufacturer, selected by GI and reasonably acceptable to TGC, for the manufacture of such Agreement Product for the remaining term of this Supply Agreement. GI's rights under this Section 3.5.1 shall be exercisable only if (i) TGC's inability to manufacture or supply such Agreement Product could reasonably be expected to result in the

_____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission unavailability of such Agreement Product for commercial sale for at least thirty
(30) days, (ii) GI provides reasonable evidence of the Contract Manufacturer's ability to start manufacture of such Agreement Product more rapidly than TGC could restart manufacture of such Agreement Product, and (iii) TGC's inability to manufacture or supply such Agreement Product did not result, wholly or in part, from a breach by GI of its representations, warranties or obligations hereunder.

            3.5.2 If, more than [*] times in any [*] year period, TGC is unable to supply, in conforming form, (i) the entire amount of Agreement Products subject to an accepted Commercial Purchase Order for delivery in a calendar quarter within [*] days after the end of such calendar quarter or (ii) at least [*] percent ([*]%) of all Agreement Products subject to an accepted Commercial Purchase Order for delivery during [*] within [*] days after the end of the [*] in which delivery was specified for such Agreement Products in the respective accepted Commercial Purchase Orders, GI shall have the right to require TGC to employ a Contract Manufacturer (selected by GI and reasonably acceptable to TGC) for the manufacture of such Agreement Product for the remaining term of this Supply Agreement.

     3.6  Provisions Applicable With Contract Manufacturer Supplier.

            3.6.1 TGC shall at all times use Reasonable Commercial Efforts to keep the cost of acquiring any Agreement Product from a Contract Manufacturer as low as possible.

            3.6.2 If, at any time under either Section 3.4 or Section 3.5, TGC subcontracts with a Contract Manufacturer for the manufacture and supply of any Agreement Product, TGC shall provide the Contract Manufacturer with all rights required for the manufacture of such Agreement Product and with all assistance reasonably requested by the Contract Manufacturer in setting up and overseeing its manufacturing facility, including the transfer of cell lines and viral stocks, the communication of all Know-How Controlled by TGC concerning the manufacture of such Agreement Product, and the transfer of copies of all written or other tangible forms of recorded Know-How Controlled by TGC or manufacturing processes concerning the manufacture of such Agreement Product. TGC shall obtain and enforce agreements from any such Contract Manufacturer requiring the Contract Manufacturer to keep all such information conveyed to such Contract Manufacturer confidential and not to use any such rights, materials or information to manufacture Agreement Products other than for sale to TGC.

                                   ARTICLE 4
                                QUALITY CONTROL

     4.1 Product Specifications Amendments. During the term of the PDA, the Steering Committee will set and amend the Specifications for each Agreement Product, as provided therein. Upon termination of the PDA, GI may, in consultation with TGC, amend or supplement the Specifications as required for any reasonable business purpose, subject to the grant of any Regulatory Approvals, including, without limitation, approvals from FDA, required by Applicable Laws in connection with any such changes.

_________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

     4.2  Product Non-Conformance.

            4.2.1 Prior to TGC's delivery of any Agreement Product hereunder, the Parties shall agree upon the laboratory testing and other chemical analysis of such Agreement Product to be conducted to confirm that such Agreement Product conforms to the Specifications for such Agreement Product. Thereafter, GI may elect in its discretion to conduct such approved laboratory testing and other chemical analysis of any shipment of such Agreement Product. If GI determines that any shipment of the Agreement Product does not conform to the Specifications for such Agreement Product, GI shall give TGC notice thereof (including a sample from such shipment and copies of the results of any testing supporting GI's determination) within thirty (30) days after receipt thereof, in the case of non-conformities that may be ascertained by the exercise of reasonable diligence (which shall not include approved laboratory testing or other chemical analysis), and within fifteen (15) days after discovery thereof, in th case of other non-conformities (including, without limitation, non-conformities relating to stability). If TGC confirms such non-conformity, it shall promptly so notify GI. If TGC does not confirm such non-conformity, it shall promptly so notify GI, and the Parties shall promptly submit samples of such disputed shipment for testing to an independent testing laboratory or other independent Third Party expert that is mutually acceptable to the Parties. The findings of the testing laboratory or Third Party expert shall be binding on the Parties. The expenses of such testing or other investigation shall be borne by TGC if the non-conformity is confirmed, and otherwise by GI. Notwithstanding anything to the contrary, except as provided in Section 2.4, the sole criterion for a determination that any shipment of any Agreement Product is non-conforming is failure to conform to the Specifications for such Agreement Product.

            4.2.2 If any Agreement Product delivered by TGC hereunder does not conform to the warranty provided in Section 2.8 above for any reason other than the willful or negligent acts or omissions of GI or its customers or agents which occur after the date of delivery thereof by TGC, TGC shall credit GI with the costs incurred by GI with respect to such non-conforming Agreement Product, which costs shall be deemed equal to the sum of any amounts paid on account of such Agreement Product pursuant to Section 2.1.3 or Section 2.2.3, as applicable, any and all transportation and storage charges incurred by GI in connection with such Agreement Product, any and all costs incurred by GI in manufacture of Agreement Products (in finished pharmaceutical form) from such Agreement Product, and any and all transportation and storage charges incurred by GI in connection with Agreement Products, and any and all contractual penalties paid by GI to GI's customers as a direct result of GI's failure to deliver Agreement Products in a timely manner. In addition, at GI's option, (i) TGC shall be relieved of any obligation to deliver any Agreement Product in replacement of such non-conforming Agreement Product, or (ii) TGC shall use best efforts to replace the non-conforming Agreement Product with substitute conforming Agreement Product immediately after TGC's receipt of GI's notice of election of option (ii) of this Section 4.2.2 or, if available inventory levels are not adequate to permit immediate replacement, as much as possible and the balance within ninety (90) days after the date of receipt by TGC of such notice from GI, in which case GI shall pay to TGC any unpaid amounts in respect of the replacement Agreement Product in accordance with Section 2.1.3 or Section 2.2.3, as applicable, and Section 6.6 following delivery of such replacement Agreement Product.

     4.3 Manufacturing Process Events. Within ninety (90) days after the Effective Date, GI and TGC shall establish procedures for (i) reporting any atypical or out-of-process event that occurs during the manufacture of any Agreement Product, which event may affect the safety, efficacy or regulatory status of such Agreement Product, and (ii) when appropriate, disposing of any affected Agreement Product. Such procedures shall conform with all Applicable Laws.

     4.4 Inspection. TGC shall permit GI representatives to enter TGC's facilities, and TGC shall use commercially reasonable efforts to cause each Contract Manufacturer to allow TGC representatives to enter such Contract Manufacturer's facilities, upon reasonable prior notice and at reasonable intervals, during normal business hours for the purpose of making quality assurance audits of the facilities and of the procedures and processes used by TGC or Contract Manufacturers in storing, manufacturing and shipping any Agreement Product.

     4.5 Safety Procedures. TGC shall maintain and enforce health and safety procedures for the handling and manufacture of Agreement Products that comply in all respects with all Applicable Laws.

     4.6 Government Inspection. TGC agrees to advise GI by telephone and facsimile immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within twenty-four (24) hours (or, in the case of a Contract Manufacturer's or Outside Contractor's facility, within twenty-four (24) hours after receipt by TGC of notice thereof) of any unannounced visit or inspection by any Government Authority of any facility used by TGC or any Contract Manufacturer or Outside Contractor in the performance of TGC's obligations hereunder, including the processes or procedures used at such facilities in the manufacture of Agreement Products. TGC shall provide GI with a reasonable description of each such visit or inspection promptly (but in no event later than five (5) calendar days) thereafter, and with copies of any letters, reports or other documents (including 483's) issued by any such authorities that relate to any Agreement Product, or such facilities, processes or procedures. GI may review TGC's responses to any such reports and communications, and, if practicable, and insofar as timely received, GI's reasonable views and requests shall be taken into account prior to submission of such reports and communications to the relevant Government Authority. TGC shall also provide GI with the notice, information, documentation, and opportunity to comment provided for above with respect to Contract Manufacturers or Outside Contractors.

                                   ARTICLE 5
                            ADVERSE EVENTS; RECALL

     5.1 Adverse Experience Reporting. The adverse experience reporting procedures set forth in Section 2.8.6 of the PDA and Exhibit B of the PDA are hereby incorporated into this Supply Agreement by reference.

     5.2 Notification and Recall. If any Government Authority issues or requests a recall or takes similar action in connection with any Agreement Product, or if either party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the Party notified of or wishing to initiate such recall or similar action shall, within twenty-four (24) hours, advise the other Party thereof by telephone or facsimile, after which the Parties shall promptly discuss, agree upon and work together to effect an appropriate course of action; provided, however, that
                                                    -----------------
either party may initiate a recall or market withdrawal if required to do so under applicable law. Notification to FDA (or such other applicable

Government Authority with respect to countries other than the United States) and compliance with Applicable Laws in conducting such recall shall be the responsibility of GI.

     5.3 Recall Expense. A Party shall bear the full expense of both Parties incurred in any recall resulting from breach of its respective warranties or obligations hereunder. Such expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Agreement Product and the sum paid by a Third Party for the recalled Agreement Product. Without limitation of the foregoing, if the failure to meet applicable legal requirements is caused by the act or omission of TGC in manufacture and sale of the Agreement Product to GI, TGC shall further reimburse GI for (i) any amounts paid to TGC by GI in purchase of such Agreement Product and in manufacture of Agreement Products from such Agreement Products that are recalled or that cannot be shipped by GI due to the condition of Agreement Product requiring the recall, and (ii) all liabilities incurred by GI by virtue of being unable to meet its supply obligations to its customers because Agreement Products could not be timely shipped by GI due to the condition of Agreement Product requiring recall. In the event, however, that a recall is partially caused by TGC's acts or omissions and partially caused by GI's acts or omissions, then each Party shall be responsible for its proportionate share of the recall expenses based on its proportionate share of causation. In the event that a recall is, or is partially, the result of an inherent defect which is not the direct and proximate cause of either Party, then provided the inherently defective Agreement Product has otherwise been manufactured, filled, packaged, stored and shipped in accordance with the Specifications, Applicable Laws and applicable Regulatory Approvals, the parties shall attribute a reasonable percentage of the recall expenses to the inherent defect (such amount, the "Inherent Defect Costs"). GI shall be responsible for [*] of the Inherent Defect Costs and TGC shall be responsible for [*] of the Inherent Defect Costs.

                                   ARTICLE 6
                   OTHER AGREEMENTS; REIMBURSEMENT; PAYMENTS

     6.1  TGC and GI IP Agreements.

            6.1.1 TGC shall pay all royalty or other payments that are due TGC's licensors pursuant to all TGC IP Agreements. TGC also shall pay any Additional Technology Cost for which TGC is responsible pursuant to Section 2.5 of the PDA.

            6.1.2 GI shall pay all royalty or other payments that are due to GI's licensors as of the Effective Date. GI also shall pay any Additional Technology Cost for which it is responsible pursuant to Section 2.5 of the PDA.

            6.1.3 In the event GI obtains a license to or otherwise acquires any Additional Technology as to which GI and TGC will share the Additional Technology Cost under Section 2.5 of the PDA, GI and TGC shall pay for such Additional Technology Cost as provided in Section 2.5 of the PDA.

____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

            6.1.4 Neither Party shall be obligated to license or otherwise acquire any intellectual property except as expressly set forth in this Supply Agreement or the PDA. For the avoidance of confusion, unless otherwise expressly provided for in either this Supply Agreement or the PDA, a license under or other acquisition of intellectual property by either Party not required for the development and commercialization of an Agreement Product (i) shall not result in any reduction or diminution in any manner of (a) the calculation of the Transfer Price under Exhibit B or (b) any payment otherwise owed, due or payable by GI to TGC under this Supply Agreement or the PDA, and (ii) shall not result in any increase in any manner of (a) the calculation of the Transfer Price under Exhibit B resulting from any increase in the Manufacturing Cost or otherwise or
(b) any payment otherwise owed, due or payable by GI to TGC under this Supply Agreement or the PDA.

     6.2 Reimbursement for Construction of Expanded Facilities. If GI is obligated to provide for the establishment of Expanded Facilities pursuant to
Section 3.3, GI shall make available to TGC, within sixty (60) days of receipt of TGC's written request therefor, the lesser of (i) the Expansion Financing Amount, as defined in Section 3.3, or (ii) $10,000,000, in the form of [*] loan due [*] years from the effective date of the loan on the terms and conditions provided in the Form of [*] Note attached hereto as Exhibit C. The loan shall provide for [*] and bear interest at a rate equal [*], and shall be used solely for the construction of the Expanded Facilities. Notwithstanding the foregoing, TGC, at any time after receipt of a loan from GI to be used for the establishment of Expanded Facilities, may offer to repay the loan amount by issuance to GI of TGC common stock which, if accepted by GI, in GI's sole discretion, shall be issued under terms and conditions to be agreed upon by the Parties.

     6.3 Reports and Payments. Within thirty (30) days after the end of each calendar quarter during the term of this Supply Agreement, beginning with the calendar quarter in which the First Commercial Sale occurs, GI shall deliver to TGC a written report setting forth Net Sales (as defined in Exhibit B) of each Agreement Product for such calendar quarter, together with all information reasonably necessary in order to determine such Net Sales of each Agreement Product.

     6.4 Taxes and Withholding. All payments under this Supply Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by Applicable Laws. If the paying Party is so required to deduct or withhold, such Party will (i) promptly notify the other Party of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, (iii) promptly forward to the other Party an official receipt (or certified copy) or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities.

     6.5 Currency. All amounts payable and calculations hereunder shall be in United States dollars. As applicable, Net Sales (as defined in Exhibit B) and any expenses incurred by either Party shall be translated into United States dollars in accordance with GI's customary and

_____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission usual translation procedures, consistently applied. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Article 6, the Parties shall consult with each other with a view to finding a prompt and acceptable solution, and GI will deal with such monies as TGC may lawfully direct at no additional out-of-pocket expense to GI.

     6.6 Payments; Late Payments. Each Party shall make all payments due the other Party under this Supply Agreement by wire transfer of immediately available funds to such account notified by the receiving Party from time to time to the other Party in writing in accordance with the provisions of Section
13.6. If an aggregate amount of undisputed payments due to TGC under this Supply Agreement and the PDA is more than thirty (30) days overdue and totals more than $[*], simple interest shall accrue on the unpaid (or, if invoiced by TGC, overpaid) amount at the rate of [*] percent ([*]%) per annum or, if less, the maximum rate permitted under applicable law from the payment due date until the actual date of payment (or reimbursement) without prejudice to any other claim or remedy available to the non-paying Party; provided, however, that,
                                             -----------------
notwithstanding any other provision of this Supply Agreement (including, without limitation, Section 2.4.2 or 2.4.3) no interest shall accrue on any portion of an unpaid amount which is the subject of a good faith, legitimate dispute. If any such dispute is resolved against the paying Party, the date of resolution shall be deemed the date that payment to the other Party was originally due.

                                   ARTICLE 7
                           RECORDS AND AUDIT RIGHTS

     7.1 GI Records and TGC Audit Rights. GI shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of all payments and monies due and payable by GI, including, but not limited to, Net Sales Value (as defined in Exhibit B) used in the determination of Transfer Price in accordance with Exhibit B. GI shall maintain such records and books of account for a period of not less than three (3) years following the year to which the records pertain. GI shall permit such records and books of account to be examined at GI's premises only by an independent certified public accountant selected by TGC and acceptable to GI, such acceptance not to be unreasonably withheld, provided that such independent accountant may not have performed services for either Party as such Party's primary auditor at any time within the (3) years immediately prior to the examination and no more than one such examination may be conducted by or on behalf of TGC in any calendar year. Each and any such examination shall be conducted during GI's normal business hours and only after ten (10) business days prior written notice to GI. In performing the examination, the independent certified public accountant shall consult with the Parties as he/she deems appropriate. Upon completion of the examination, the independent certified accountant shall report to the Parties only whether amounts paid to TGC were underpaid and, if so, the amount of such underpayment. If the independent certified accountant reports an underpayment, GI shall immediately pay to TGC the amount of such underpayment plus interest, if applicable, in accordance with
Section 6.6. The cost of such examination shall be borne by TGC, unless

__________________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission such examination reveals that GI underpaid TGC during the time periods covered by the audit by more than [*], in which case GI shall bear such cost.

     7.2 TGC Records and GI Audit Rights. TGC shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of TGC's Manufacturing Cost, the Transfer Price determined in accordance with Exhibit B, and royalties due and payable by TGC to TGC's licensors pursuant to the TGC IP Agreements. TGC shall maintain such records and books of account for a period of not less than three (3) years following the year to which the records pertain. TGC shall permit such records and books of account to be examined at TGC's premises only by an independent certified public accountant selected by GI and acceptable to TGC, such acceptance not to be unreasonably withheld, provided that such independent accountant may not have performed services for either party at any time within the three (3) years immediately prior to the examination and no more than one such examination may be conducted by or on behalf of GI in any calendar year. Each and any such examination shall be conducted during TGC's normal business hours and only after ten (10) days prior written notice to TGC. In performing the examination, the independent certified public accountant shall consult with the Parties as he/she deems appropriate. Upon completion of the examination, the independent certified accountant shall report to the Parties only whether amounts paid by GI were overpaid (provided such overpayment was at TGC's request) and, if so, the amount of such overpayment. In the event of overpayment by GI (provided that such overpayment was at TGC's request), TGC shall promptly reimburse GI all amounts overpaid, together with interest due on such overpaid amounts. Such interest, if applicable, shall be paid in accordance with Section 6.6. The cost of such examination shall be borne by GI, unless such examination reveals that GI overpaid TGC during the time periods covered by the audit by more than [*], in which case TGC shall bear such cost.

                                   ARTICLE 8
                       GOVERNING LAW; DISPUTE RESOLUTION

     8.1 Governing Law. This Supply Agreement shall be governed by and construed under the laws of the State of New York.

     8.2 Dispute Resolution. If the Parties are unable to resolve a dispute among them informally, either GI or TGC, by written notice to the other, my have such dispute referred to their respective executive officers designated for attempted resolution by good faith negotiations (each, a "Responsible Executive").

___________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

     For GI: President of Wyeth-Ayerst Research for development issues, and
                    President Wyeth-Ayerst Global Pharmaceuticals for commercialization issues

     For TGC:       Chief Executive Officer of TGC

Any such dispute shall be submitted to the above-designated executive officers no later than thirty (30) days following such request by either GI or TGC. In the event the designated executive officers are not able to resolve any such dispute within sixty (60) days after submission of the dispute to such executive officers, GI or TGC, as the case may be, may pursue whatever measures are legally available to them to resolve such dispute. All negotiations pursuant to this Section 8.2 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

                                   ARTICLE 9
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.1 Representations and Warranties of the Parties Concerning Corporate Authorizations. Each Party represents and warrants to the other Party that:

            9.1.1 Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

            9.1.2 Such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Supply Agreement, and to carry out and otherwise perform its obligations thereunder.

            9.1.3 This Supply Agreement has been duly executed and delivered by, and is the legal and valid obligation binding upon such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Supply Agreement by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including, without limitation its certificate of incorporation or by-laws, and (ii) does not violate Applicable Laws or any judgment, injunction, order or decree of any Government Authority having jurisdiction over it.

     9.2 Representations, Warranties and Covenants of TGC Concerning Manufacture and Supply. TGC represents and warrants to GI that:

            9.2.1 As of the Effective Date, TGC controls, or otherwise has the right to use, the Licensed Patent Rights, the Licensed Know-How and the intellectual property rights held by TGC under the TGC IP Agreements, and such rights, to TGC's knowledge, are the only intellectual property rights necessary to manufacture, use, sell and import the System component of Agreement Products as contemplated by this Agreement and the PDA and, further, TGC has disclosed, or from time to time will disclose, to GI all patent rights and all Know-How of which

TGC is or becomes aware and which, in TGC's reasonable determination, is necessary for the manufacture, use or sale of Systems as a component of Agreement Products;

            9.2.2 Except as otherwise provided for in this Supply Agreement, TGC maintains and shall maintain throughout the term of this Supply Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable TGC to perform its obligations as set forth from time to time under this Supply Agreement;

            9.2.3 There are not as of the Effective Date, nor have there been over the five (5) year period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Government Authority (except for any Government Authority with authority over the granting of patents and proceedings relating thereto) or other Third Party threatened, commenced or pending against TGC or, to TGC's knowledge, its licensors relating to, and TGC has not received any notice of infringement with respect to, the Licensed Patent Rights, the Licensed Know-How, the intellectual property rights held by TGC under the TGC IP Agreements, or TGC's proprietary System technology or any product or proposed product utilizing such technology, or any Agreement Product or proposed Agreement Product, including TGC's right to manufacture, use or sell the System component of Agreement Products;

            9.2.4 Except as set forth on Schedule 9.2.4, to the best of TGC's knowledge, as of the Effective Date, the exercise by GI of the rights granted to GI by TGC under this Supply Agreement will not infringe any rights owned or Controlled by any Third Party;

            9.2.5 Except as set forth on Schedule 9.2.5, as of the Effective Date, TGC is not aware of any patent or patent application (assuming, in the case of a patent application, that such patent application will result in an issued patent containing the claims in such patent application of which TGC has knowledge), other than patents or patent applications within the Licensed Patent Rights or patents or patent applications licensed to TGC under the Third Party Agreements, that is or will be required for the manufacture, use or sale of the System component of Agreement Products, and further TGC will promptly disclose to GI any knowledge acquired by TGC during the term of this Supply Agreement relating to any such patent or patent application;

            9.2.6 Except as set forth on Schedule 9.2.6, as of the Effective Date, TGC has not granted rights to any Third Party under the Licensed Patent Rights the Licensed Know-How, or the intellectual property rights held by TGC under the TGC IP Agreements that are inconsistent with the rights granted to GI under this SupplyAgreement.; and

            9.2.7 Except as set forth on Schedule 9.2.7, as of the Effective Date, TGC is not aware of any Third Party that controls or has any rights under or with respect to any Know-How required for the manufacture, use or sale of the System component of Agreement Products; and

            9.2.8 As of the Effective Date, TGC Controls or otherwise is entitled to use worldwide all rights in, to and under the Licensed Patent Rights and the Licensed Know-How, in all cases free and clear of any lien, claim, charge, encumbrance or right of any Third Party.

     9.3 Representations and Warranties Specific to TGC IP Agreements. TGC further represents that as of the Effective Date:

            9.3.1 No other agreement or understanding, verbal or written, exists to which TGC is legally bound regarding the intellectual property rights granted to TGC pursuant to the TGC IP Agreements;

            9.3.2 The TGC IP Agreements, including respective modifications attached thereto, if any, as previously provided to GI represent the complete and entire understanding of TGC and, to the knowledge of TGC, its respective TGC IP Agreement licensors with respect to the intellectual property rights granted to TGC pursuant to the TGC IP Agreements;

            9.3.3 Except for royalty payments and other fees expressly set forth in the TGC IP Agreements, all of which payments and fees shall be payable solely by TGC, no other royalty, fee or other amount whatsoever is due or will become due to any Third Party as a result of TGC's exercise of the rights and licenses granted to TGC under the TGC IP Agreements or GI's exercise of the rights granted to GI pursuant to the terms of this Supply Agreement, or TGC's or GI's performance of their respective obligations under this Supply Agreement or the PDA, or TGC's sale of Agreement Products to GI under this Supply Agreement, or GI's use or resale of such Agreement Products as contemplated by this Supply Agreement.

            9.3.4 Neither the exercise by GI of the rights and licenses granted to GI by TGC under the PDA, nor the performance by TGC or GI of its obligations under this Supply Agreement or the PDA, nor TGC's sale of Agreement Products to GI under this Supply Agreement, nor GI's use or resale of such Agreement Products as contemplated by this Supply Agreement will violate, or cause TGC to breach TGC's obligations under, the TGC IP Agreements; and

            9.3.5 There are not, nor have there been over the five (5) year period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Government Authority (except for any Government Authority with authority over the granting of patents and proceedings relating thereto) or other Third Party threatened, commenced, or pending against either TGC or, to TGC's knowledge, its licensors relating to the intellectual property rights licensed to TGC, including TGC's right to use such intellectual property rights, whether or not Controlled by TGC, pursuant to the TGC IP Agreements.

     9.4  Covenants Regarding TGC IP Agreements.

            9.4.1 TGC will comply with all terms of each of the TGC IP Agreements and TGC will be responsible for making all payments due under the TGC IP Agreements without any increase in amounts payable hereunder;

            9.4.2 TGC will notify GI promptly if TGC becomes aware of any election by any TGC IP Agreement licensor not to file a patent application pursuant to such licensor's rights under its respective TGC IP Agreement and TGC, upon GI's written request, will exercise TGC's right, if available, to participate in the filing or prosecution of any such patent application;

            9.4.3 TGC will not terminate, amend or assign, nor by act or omission permit the termination, amendment or assignment of, any of the TGC IP Agreements without the prior written consent of GI, which consent may be granted or withheld in GI's sole discretion;

            9.4.4 TGC will notify GI promptly if TGC receives any notice or communication suggesting, threatening or stating that TGC has committed a breach of such TGC IP Agreement or that a TGC IP Agreement licensor of TGC intends to terminate, modify, assign or otherwise amend its respective TGC IP Agreement; and

            9.4.5 TGC will take all actions reasonably required to enforce any rights TGC has with respect to any infringement of any patent Controlled by TGC pursuant to any Third Party Agreement or Excluded Future Agreement, which, if continued, reasonably would be expected to affect the manufacture, use or sale of an Agreement Product, which actions may include, but shall not be limited to, instituting, prosecuting and controlling any action or proceeding with respect to such infringement.

     9.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

                                  ARTICLE 10
                                CONFIDENTIALITY

     10.1 Confidentiality; Exceptions. Except as otherwise provided in this Supply Agreement or the PDA, the Parties agree that, for the term of this Supply Agreement and for five (5) years thereafter, all non-public, proprietary or "confidential" marked invention disclosures, know-how, data, and technical, financial and other information of any nature whatsoever, including, without limitation all discussions and information exchanged between the Parties pursuant to a certain nondisclosure agreement entered into by the Parties dated September, 27, 1998 (collectively, "Confidential Information"), disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than the purposes expressly permitted by this Supply Agreement and the PDA, and shall not be disclosed to any Third Party (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of this Supply Agreement and the PDA, disclose the Disclosing Party's Confidential Information to those of its and its Affiliates' or its Sublicensees' directors, officers, employees, agents, consultants and clinical investigators that have a need to know such Confidential Information to achieve the purposes of this Supply Agreement and the PDA; provided, however, that such
                                                   -----------------
Party shall ensure that its and its Affiliates' or Sublicensees' directors, officers, employees, agents, consultants or clinical investigators to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality terms hereof. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party. The provisions of this Article 10 shall not apply to any information which can be shown by the Receiving Party:

            10.1.1 To have been known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party;

            10.1.2 To be or to have become readily available to the public other than through any act or omission of the Receiving Party in breach of this Supply Agreement or the PDA or any other agreement between the Parties;

            10.1.3 To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

            10.1.4 To have been subsequently independently developed by the Receiving Party without use of the Confidential Information as demonstrated by competent written records.

     10.2 Authorized Disclosure. Each Party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to any Government Authority for the purposes of this Supply Agreement or the PDA or in filing or prosecuting patent applications contemplated under this Supply Agreement or the PDA, prosecuting or defending litigation, complying with Applicable Laws or conducting Development Work for the purposes expressly permitted by this Supply Agreement or the PDA; provided that in the event of any such disclosure of the Disclosing Party's Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement (so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 10) and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. Notwithstanding the above, GI may disclose preclinical and clinical data and results relating to Agreement Products to qualified medical professionals for the limited purposes of marketing such products and conducting medical education initiatives reasonably designed to increase sales of products.

     10.3 Return of Confidential Information. The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secure locations. Upon the expiration or termination of this Supply Agreement, any and all Confidential Information possessed in tangible form by a Receiving Party, its Affiliates or Sublicensees, or its or any of their officers, directors, employees, agents, consultants or clinical investigators and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates or Sublicensees, or any of their officers, directors, employees, agents, consultants or clinical investigators; provided however that a Party may retain one (1) copy of any Confidential Information in an appropriately secure location, which by Applicable Laws it must retain, for so long as such Applicable Laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with Applicable Laws or this Section 10.3.

     10.4 Publications and Announcements. Except as otherwise permitted under this Supply Agreement or the PDA or as required by law, regulation, or court order, each Party agrees not to publish any Confidential Information received from the other Party. Except as required by law, regulation or court order, GI and TGC each agree that without obtaining the other Party's prior written approval for any publication or any presentation, which shall not be unreasonably withheld, neither Party shall publish or present (i) any Confidential Information generated by that Party and related to the development or commercialization of Agreement Products, or (ii) the results of any clinical trial studies or non-clinical studies or investigations carried out by that Party related to the development of Agreement Products. At least thirty (30) days prior to any such publication or presentation, the Party proposing to publish or present shall provide the other Party a copy of the proposed abstract, manuscript or presentation (including, without limitation information to be presented verbally) for review. The other Party shall respond in writing within such time period with either approval of the proposed material or a specific statement of (a) concern based upon the need to seek patent protection,
(b) concern regarding competitive disadvantage arising from the proposal, or (c) concern regarding the timing and circumstances of such disclosure in light of such Party's business. In the event that the other Party has concerns about disclosure of Confidential Information, the Party proposing to publish agrees to provide such other Party any additional information relating to the proposed disclosure, as reasonably requested by such other Party. In the event of concern relating to patent protection, the Party proposing to publish agrees not to submit such abstract or manuscript for publication or to make such presentation until the other Party has had a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, such period not to exceed sixty (60) additional days. In the event of concern regarding competitive disadvantage or the timing and other circumstances relevant to the disclosure, the Parties will negotiate in good faith to attempt to arrive at a compromise to permit the disclosing Party an opportunity to publish or present the disclosure within a reasonable period of time. The Party proposing to publish also agrees to delete from any such abstract or manuscript or presentation any Confidential Information of the other Party that such other Party reasonably believes has commercial value based upon the secrecy of such information. Once approval for a publication or presentation has been granted, the relevant Party shall be entitled to use information contained in such publication or presentation after the date of its publication or presentation without seeking further approval. It is understood that general comments made by a Party relating to the relationship between GI and TGC established by this Supply Agreement or the PDA, including, for example, general comments made in response to inquiries at professional meetings and other similar circumstances, are not intended to be restricted by the provisions of this Article 10 provided that such information has been disclosed to the public previously or cleared for such disclosure by the other Party. It is understood further that Confidential Information may be disclosed by TGC to Third Parties bound by non-disclosure agreements to the extent such Confidential Information (1) relates to System technology generally and is not specific to the Agreement Products and (2) is disclosed in relation to matters outside the Parties' collaboration efforts with respect to Agreement Products. Prior to any such disclosure, TGC will provide such disclosures to GI for GI's approval which shall not be unreasonably withheld.

                                  ARTICLE 11
                             TERM AND TERMINATION

     11.1  Term.

            11.1.1 The initial term of this Supply Agreement shall commence as of the Effective Date and continue until the earlier of: (i) termination of the PDA or (ii) the expiration of the PDA. If the initial term of this Supply Agreement is determined in accordance with (ii) above, but not (i) above, then the term shall continue until the date first specified by either Party in a written notice given to the other Party at least three (3) years prior to such specified date, provided, however, that no such notice shall be given prior to
                -----------------
the expiration of the PDA.

            11.1.2 Notwithstanding the provisions of Section 11.1.1 above, this Supply Agreement may be terminated prior to expiration of the initial term or during the continuation of the term set forth in Section 11.1.1 in accordance with the terms and conditions of this Article 11.

     11.2 Termination at Will. GI may terminate this Supply Agreement at any time in its sole discretion upon at least one-hundred and eighty (180) days prior written notice to TGC; provided that the PDA has expired, terminated or will terminate as of the effective date of the termination of this Supply Agreement.

     11.3 Termination for Cause. Subject to Section 8.2 above, if either Party commits a material breach of this Supply Agreement at any time, which breach is not cured within thirty (30) days in the case of a breach consisting of an undisputed nonpayment of money, or ninety (90) days in the case of any other material breach, after written notice from the non-breaching Party specifying the breach, or if such breach is not susceptible of cure within such period, the breaching Party is not making diligent good faith efforts to cure such breach, the non-breaching Party shall have the right to terminate this Supply Agreement by written notice; provided that the PDA has expired, terminated, or will terminate as of the effective date of the termination of this Supply Agreement. The Parties acknowledge and agree that failure to exercise any right or option or to take any action expressly within the discretion of a Party shall not be deemed to be a material breach hereunder.

     11.4 Termination for Insolvency. To the extent permitted by Applicable Laws, either Party may terminate this Supply Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder or thereunder, which appointment is not dismissed within sixty (60) days, (ii) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent, (iii) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter, (iv) an assignment by the other Party for the benefit of creditors, or (v) the dissolution or liquidation of the other Party; provided that, in the event of any termination pursuant to (i), (ii), (iii), (iv) or (v) above, the PDA has expired, terminated, or will terminate as of the effective date of such termination of this Supply Agreement. All rights and licenses granted under or pursuant to this Supply Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that both Parties, as licensees of such rights and licenses, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code.

     11.5 Accrued Rights. Termination, relinquishment or expiration of this Supply Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach under the PDA and this Supply Agreement. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Supply Agreement or the PDA.

     11.6  Survival.

             11.6.1 The following articles and sections of this Supply Agreement shall survive expiration of this Supply Agreement pursuant to Section
11.1.1 or termination of this Supply Agreement for any reason: Articles 8, 10, 12, and 13, and Sections 11.5 and 11.6.

             11.6.2 Notwithstanding anything in this Supply Agreement to the contrary, neither expiration nor termination of this Supply Agreement (other than termination by GI under Section 11.3 (Termination for Cause) or Section
11.4 (Termination for Insolvency), which shall so relieve GI of such obligation) shall relieve GI of its obligation to pay for those amounts of Agreement Products subject to any Commercial Purchase Orders accepted by TGC, or any firm and binding amounts of Agreement Products subject to any Commercial Forecast delivered by GI to TGC, prior to such expiration or termination.

                                  ARTICLE 12
              INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

     12.1 Indemnification by GI. Except for any actions or liabilities arising out of infringement of Third Party patent rights pursuant to Section 6.7.1 of the PDA, GI hereby agrees to save, defend, and hold TGC, its Affiliates and their officers, directors, employees and agents harmless from and against any and all losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses that arise in connection therewith, (collectively, "Losses") resulting from or arising out of: (i) the storage of Agreement Products or the conversion of Agreement Product from bulk to finished form, after the date of delivery of such Agreement Products to GI; or (ii) the labeling, marketing, promotion, distribution and sale of Agreement Products by GI, its Affiliates or licensees (in regard to (i) and (ii), except to the extent caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of this Supply Agreement by, TGC or its Affiliates, Outsid Contractors, Contract Manufacturers (other than GI or an Affiliate of
GI), and its or their directors, officers, agents, employees or consultants or clinical investigators, and except to the extent such Losses result from or arise out of any act or omission for which TGC is found to have an indemnification obligation pursuant to Section 12.2 of this Supply Agreement); or (iii) the negligence or willful misconduct of GI or its Affiliates, licensees or Sublicensees, and its or their directors, officers, agents, employees, or consultants or clinical investigators; or (iv) the material breach by GI of any representation, warranty, covenant or other provision of this Supply Agreement; or (v) any of TGC's or GI's activities under this Supply Agreement or the PDA that infringe any patent owned or otherwise controlled by a Third Party with respect to the Protein A or Protein B component of any Agreement Product. Notwithstanding the above, in the event that

Losses arise in connection with an inherent defect in a Agreement Product which is not the direct and proximate cause of either Party, [*].

     12.2 Indemnification by TGC. Except for any actions or liabilities arising out of infringement of Third Party patent rights pursuant to Section 6.7.2 of the PDA, TGC hereby agrees to save, defend and hold GI, its Affiliates and their officers, directors, employees and agents harmless from and against any and all Losses resulting from or arising out of (i) the manufacture, use, or consumption of Agreement Products (or TGC's manufacture and use of Agreement Products), or the storage of Agreement Products prior to the date of delivery thereof to GI (including, without limitation for any breach of the warranty in Section 2.8 of this Supply Agreement), except to the extent caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of terms of this Supply Agreement by, GI or its Affiliates, licensees or Sublicensees, and its or their directors, officers, agents, employees, consultants or clinical investigators; or (ii) the negligence or intentional misconduct of TGC, or its Affiliates, Outside Contractors and Contract Manufacturers (other than GI or an Affiliate of GI), and its or their directors, officers, agents, employees or consultants; or (iii) the material breach by TGC of any representation, warranty, covenant or other provision of this Supply Agreement; or (iv) any adverse affect on GI as a result of any breach by TGC of any TGC IP Agreement or of any royalty payment under any Third Party Agreement exceeding the amount payable by TGC under such agreement as specified in paragraph 5 of Exhibit A, or
(v) any of GI's or TGC's activities under this Agreement or the Supply Agreement (including the sale by GI, its Affiliates or its licensees of Agreement Products supplied by TGC to GI) that infringe any patent owned or otherwise controlled by a Third Party with respect to the component of any Agreement Product which consists of [*] used to deliver a gene or other genetic material. Notwithstanding the above, in the event that Losses arise in connection with an inherent defect in an Agreement Product which is not the direct and proximate cause of either Party, [*].

     12.3  Indemnification Procedure.

             12.3.1 Each indemnified Party (the "Indemnitee") agrees to give the indemnifying Party (the "Indemnitor") prompt written notice of any Losses or discovery of fact upon which the Indemnitee intends to base a request for indemnification. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby.

             12.3.2 The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee's possession or control which relate to any Losses; provided, however, that if the Indemnitee
                                    -----------------
defends or participates in the defense of any Losses, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in providing witnesses and records necessary in the defense against any Losses.

             12.3.3 The Indemnitor shall have the right, by prompt notice to the Indemnitee, to assume direction and control of the defense of any Third Party claim forming the basis of such

___________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

Losses, with counsel reasonably acceptable to the Indemnitee and at the sole cost of the Indemnitor, so long as (i) the Indemnitor shall promptly notify the Indemnitee in writing (but in no event more than thirty (30) days after the Indemnitor's receipt of notice of the claim) that the Indemnitor intends to indemnify the Indemnitee from and against any Losses the Indemnitee may suffer arising out of the claim absent the development of facts that give the Indemnitor the right to claim indemnification from the Indemnitee and (ii) the Indemnitor diligently pursues the defense of the claim.

             12.3.4 If the Indemnitor assumes the defense of the claim as provided in Section 12.3.3 above or Section 12.3.5 below the Indemnitee may participate in such defense with the Indemnitee's own counsel who shall be retained, at the Indemnitee's sole cost and expense; provided, however, that
                                                     -----------------
neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Indemnitor and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor shall have the right, upon notice to the Indemnitee within five (5) days of receipt of the Indemnitee's written denial of consent, to pay to the Indemnitee, or to a trust for its or the Third Party's benefit, as shall be established at trial or by settlement, the full amount of the Indemnitor's obligation under Section 12.1 or Section 12.2, as applicable, with respect to such proposed judgment or settlement, including all interest, costs or other charges relating thereto, together with all attorneys' fees and expenses incurred to such date for which the Indemnitor is obligated under this Supply Agreement, if any, at which time the Indemnitor's rights and obligations with respect to the claim shall cease.

             12.3.5 If the Indemnitor does not so assume the defense of such claim, the Indemnitee may conduct such defense with counsel of the Indemnitee's choice but may not settle such case without the written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed. In addition, the Indemnitor shall have the right to assume control of the defense, at its own expense, at any time upon five (5) days' prior notice to the Indemnitee.

             12.3.6 Except as provided in Section 12.3.5 above, the Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the Indemnitor.

             12.3.7 Except as otherwise provided in this Section 12.3, the portion of costs and expenses, including reasonable fees and expenses of counsel, incurred by any Indemnitee under Section 12.3.5 in connection with any claim corresponding to the Indemnitor's obligation under Section 12.1 or Section 12.2, as applicable, shall be reimbursed on a calendar quarter basis by the Indemnitor, for so long as the Indemnitee controls the defense of the claim, without prejudice to the Indemnitor's right to contest the Indemnitee's right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

     12.4  Insurance.

             12.4.1 For so long as GI is conducting clinical trials using Agreement Products or manufacturing, marketing, promoting, distributing and selling Agreement Products under this Supply Agreement, GI shall either provide reasonably satisfactory evidence to TGC of GI's self-insurance or obtain product liability insurance for the benefit of GI, naming TGC as an additional party insured, covering such products under terms which are similar to that obtained by GI for GI's other marketed and sold products or products under clinical trials.

             12.4.2 In the event that TGC is conducting clinical trials using Agreement Products or manufacturing and supplying Agreement Products for use by GI in the manufacturing, marketing, promotion, distribution and sale of Agreement Products, TGC shall obtain product liability insurance for the benefit of TGC, naming GI as an additional party insured, covering such products obtained therefrom under terms which are similar to that obtained by other companies comparable to TGC for products similar to such products and used in similar circumstances under similar conditions, and shall provide GI with a certificate of insurance to such effect.

     12.5  Limitation of Liability; Remedies Cumulative.

             12.5.1 EXCEPT FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER AND ANY CLAIMS RELATED TO ONE PARTY'S INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY OUTSIDE OF THE RIGHTS AND LICENSES GRANTED HEREUNDER OR BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, UNDER NO CIRCUMSTANCES SHALL A PARTY HEREOF BE LIABLE TO THE OTHER PARTY HEREOF FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES.

             12.5.2 THE REMEDIES PROVIDED IN THIS SUPPLY AGREEMENT ARE CUMULATIVE AND NOT EXCLUSIVE OR IN LIMITATION OF ANY OTHER REMEDY AVAILABLE UNDER THIS SUPPLY AGREEMENT OR AT LAW OR IN EQUITY. ACCORDINGLY, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS SUPPLY AGREEMENT, A REMEDY PROVIDED IN THIS SUPPLY AGREEMENT AS AVAILABLE EITHER TO TGC OR GI IS NOT INTENDED AS AN EXCLUSIVE REMEDY.

                                  ARTICLE 13
                                 MISCELLANEOUS

     13.1  Assignment.

             13.1.1 Neither Party may assign or otherwise transfer its rights or obligations under this Supply Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a Party may assign or otherwise transfer its rights or obligations in whole or in part without such consent (i) to an Affiliate of such Party, including, without limitation, with respect to GI, American Home Products Corporation, provided that no such assignment shall relieve any Party as the primary obligor hereunder, or (ii) to a Third Party in connection with the merger, consolidation, or sale of substantially all of the assets of the assigning Party, or reorganization affecting substantially all of the assets or voting control of the assigning Party.

             13.1.2 This Supply Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Supply Agreement shall be void.

     13.2 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure shall promptly notify the other Party in writing setting forth the nature of such force majeure, shall use its best efforts to eliminate, remedy or overcome such force majeure and shall resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure ceases. Except as provided in the previous sentence, if any force majeure continues for more than one hundred eighty (180) days, the other Party may terminate this Supply Agreement in part, on a country-by-country basis, or in whole, if all countries are affected, upon written notice to the affected Party.

     13.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Supply Agreement.

     13.4 Governmental Approvals; Compliance with Law. The Parties shall make all filings with Government Authorities as shall be required by Applicable Laws in connection with this Supply Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Supply Agreement each Party agrees to comply in all material respects with all Applicable Laws.

     13.5 Public Announcement. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party to comply with Applicable Laws, no announcement, news release, public statement, publication or presentation relating to the existence of this Supply Agreement and the PDA, or the terms hereof or thereof, will be made without the other Party's prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will coordinate the initial announcement or press release relating to the existence of this Supply Agreement and the PDA so that such initial announcement or press release is made contemporaneously by each Party. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Government Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure, and shall use its best efforts to comply with any reasonable requests regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this Section
13.5 has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

     13.6 Notices. All notices required or permitted to be given under this Supply Agreement or the PDA, including, without limitation all invoices provided by TGC to GI, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

     If to TGC,                    Targeted Genetics Corporation
     addressed to:                 1100 Olive Way, Suite 100
                                   Seattle, Washington 98101
                                   Attention: H. Stewart Parker
                                   President and Chief Executive Officer
                                   Telephone: (206) 623-7612
                                   Facsimile: (206) 223-0288

     With a copy, except           Morrison & Foerster LLP
     for invoices, to:             425 Market Street
                                   San Francisco, California 94105-2482
                                   Attention: Charles F. Hoyng, Esq.
                                   Telephone: (415) 268-7000
                                   Facsimile: (415) 268-7522

     If to GI                      Genetics Institute, Inc.
     addressed to:                 c/o Wyeth-Ayerst Laboratories, Inc.
                                   555 East Lancaster Ave.
                                   St. Davids, Pennsylvania 19807
                                   Attention: Senior Vice President, Global
                                        Business Development
                                   Telephone: 610-971-5809
                                   Facsimile: 610-688-9498

     With copies, except:          Ropes & Gray
     for invoices, to              One International Place
                                   Boston, Massachusetts 02110-2624
                                   Attention: Geoffrey B. Davis, Esq.
                                   Telephone: (617) 951-7742
                                   Facsimile: (617) 951-7050

                                   American Home Products Corporation
                                   5 Giralda Farms
                                   Madison, New Jersey 07940
                                   Attention: Executive VP, General Counsel
                                   Telephone: 973-660-6040
                                   Facsimile: 977-660-7050

The date of receipt of any notice given under this Supply Agreement, including, without limitation any invoice provided by TGC to GI, shall be deemed to be the date given if delivered personally or by facsimile transmission receipt verified, seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and two (2) days after the date sent if sent by express courier service.

     13.7 Waiver. No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Supply Agreement (each a "Right") will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

     13.8 Disclaimer of Agency. The relationship between TGC and GI established by this Supply Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Supply Agreement.

     13.9 Severability. If any term, covenant or condition of this Supply Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Supply Agreement are to be effectuated.

     13.10 Entire Agreement. This Supply Agreement and the PDA, including all schedules and exhibits attached thereto, which are hereby incorporated therein by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein or therein. No subsequent alteration, amendment, change or addition to this Supply Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

     13.11 Counterparts. This Supply Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the Parties have executed this Supply Agreement by their proper officers as of the date and year first above written.

     Targeted Genetics Corporation                Genetics Institute, Inc.
     ("TGC")                                      ("GI")

     By: /s/ H. Stewart Parker                    By: /s/ Lawrence V. Stein
        -------------------------------              --------------------------

     Name: H. Stewart Parker                      Name: Lawrence V. Stein
          -----------------------------                ------------------------

     Title: President and CEO                     Title: Senior Vice President
           ----------------------------                 -----------------------

     [*]

-------------------------

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission